                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): February 7, 1997





                          QUINTILES TRANSNATIONAL CORP.
             (Exact name of registrant as specified in its charter)

         NORTH CAROLINA                 340-23520              56-1714315
 (State or other jurisdiction     (Commission File No.)     (I.R.S. Employer
      of incorporation)                                   Identification Number)



             4709 CREEKSTONE DRIVE, RIVERBIRCH BUILDING, SUITE 300,
                        DURHAM, NORTH CAROLINA 27703-8411
                    (Address of principal executive offices)


                                 (919) 941-2000
              (Registrant's telephone number, including area code)


                                       N/A
          (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS

         Quintiles Transnational Corp. (the "Company") operates in an environment where governmental regulation affects different aspects of its business. The following summary description of the regulatory area in which the Company operates is intended to supplement other public information about the Company.

GOVERNMENT REGULATION

         The laboratory and manufacturing services performed by the Company are subject to various regulatory requirements designed to ensure the quality and integrity of the testing process. The industry standard for conducting pre-clinical and laboratory testing is embodied in good laboratory practices ("GLP") regulations. Good manufacturing practices ("GMP") regulations set forth the requirements for manufacturing facilities. GLP and GMP have been adopted by the United States Food and Drug Administration ("FDA"), the Department of Health in the United Kingdom and by similar regulatory authorities in other parts of the world. GLP and GMP stipulate requirements for facilities, equipment and professional staff. The regulations require standardized procedures for studies, for recording and reporting data and for retaining appropriate records. To help assure compliance, the Company has established quality assurance controls at its pre-clinical facilities which monitor ongoing compliance with GLP and GMP regulations by auditing test data and conducting regular inspections of testing procedures.

         The industry standard for the conduct of clinical research and development studies is embodied in good clinical practices ("GCP") regulations. Although GCP has not been formally adopted by the FDA, certain provisions of GCP have been included in FDA regulations. As a matter of practice, the FDA and many other regulatory authorities require the test results submitted to such authorities be based on studies conducted in accordance with GCP. These regulations include (i) complying with specific regulations governing the selection of qualified investigators; (ii) obtaining specific written commitments from the investigators; (iii) verifying that patient informed consent is obtained; (iv) monitoring the validity and accuracy of data; (v) verifying drug or device accountability; (vi) instructing investigators to maintain records and reports; and (vii) permitting appropriate governmental authorities access to data for their review. The Company must also maintain reports for each study for specified periods for inspection by the study sponsor and the FDA during audits. Non-compliance with GCP can result in the disqualification of data collected during the clinical trial.

         The Company's standard operating procedures are written in accordance with regulations and guidelines appropriate to the region where they will be used, thus ensuring compliance with GCP. Within Europe, all work is carried out in accordance with the European Community Note For Guidance "Good Clinical Practice for Trials on Medicinal Products in the European Community." In addition, FDA regulations and guidelines serve as a basis for the Company's North American standard operating procedures. The Company's offices in the Asia-Pacific region have developed standard operating procedures in accordance with their local requirements and in harmony with the Company's North American and European operations. From a transnational perspective, the Company has implemented common standard operating procedures across regions to assure consistency whenever it is feasible to do so.

         The Company's sales and marketing services are subject to detailed and comprehensive regulation in each geographic market in which it operates. Such regulation relates, among other things, to the qualifications of sales representatives and the use of healthcare professionals in sales functions. In the United Kingdom, the Company complies with the ABPI Code of Practice for the Pharmaceutical Industry, which prescribes, among other things, an examination that must be passed by sales representatives within two years of their taking up employment, and which prevents the employment of healthcare professionals as sales representatives. Similar guidelines are in effect in other countries where the Company offers sales and marketing services.

         The Company's U.S. laboratories are subject to licensing and regulation under federal, state and local laws relating to hazard communication and employee right-to-know regulations, the handling and disposal of medical specimens and hazardous waste and radioactive materials, as well as the safety and health of laboratory employees. All of the Company's laboratories are operated in material compliance with applicable federal and state laws and regulations relating to the storage and disposal of all laboratory specimens including the regulations of the Environmental Protection Agency, the Nuclear Regulatory Commission, the Department of Transportation, the National Fire Protection Agency and the Resource Conservation and Recovery Act. The use of controlled substances in testing for drugs of abuse is regulated by the United States Drug Enforcement Administration (the "DEA"). All of the Company's laboratories using controlled substances for testing purposes are licensed by the DEA. The regulations of the United States Department of Transportation, the Public Health Service and the Postal Service apply to the surface and air transportation of laboratory specimens. The Company's laboratories also comply with International Air Transport Association regulations, which govern international shipments of laboratory specimens. Furthermore, when the materials are sent to a foreign country, the transportation of such materials becomes subject to the laws, rules and regulations of such foreign country.

         In addition to its comprehensive regulation of safety in the workplace, the United States Occupational Safety and Health Administration has established extensive requirements relating to workplace safety for health care employers, whose workers may be exposed to blood-borne pathogens such as HIV and the hepatitis B virus. These regulations, among other things, require work practice controls, protective clothing and equipment, training, medical follow-up, vaccinations and other measures designed to minimize exposure to chemicals, and transmission of blood-borne and airborne pathogens. Furthermore, relevant employees of the Company receive initial and periodic training to ensure compliance with applicable hazardous materials regulations and health and safety guidelines. Although the Company believes that it is currently in compliance in all material respects with such federal, state and local laws, failure to comply could subject the Company to denial of the right to conduct business, fines, criminal penalties and other enforcement actions.

FINANCIAL STATEMENTS

         The following financial statements of Quintiles Transnational Corp. are being filed in this Form 8-K:

         Independent Auditors' Report
         Consolidated Statements of Income for the three years ended
              December 31, 1994, 1995 and 1996
         Consolidated Balance Sheets as of December 31, 1995 and 1996 Consolidated Statements of Shareholders' Equity for the three years ended December 31, 1996
         Consolidated Statements of Cash Flows for the three years ended
              December 31, 1996
         Notes to Consolidated Financial Statements


                       [INSERT FINANCIAL STATEMENTS HERE]

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors..............................  F-2
Consolidated Statements of Income...........................  F-3
Consolidated Balance Sheets.................................  F-4
Consolidated Statements of Shareholders' Equity.............  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders of
Quintiles Transnational Corp.

     We have audited the accompanying consolidated balance sheets of Quintiles Transnational Corp. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1995 and 1994 consolidated financial statements of BRI International, Inc. and Innovex Limited, each of which was combined with the Company in 1996 in transactions accounted for as poolings of interests. Total assets of the two businesses represent 39% of the consolidated assets for 1995, and total revenues constituted 42% and 43% of consolidated revenue for 1995 and 1994, respectively. Those statements were audited by other auditors whose reports have been provided to us, and our opinion, insofar as it relates to amounts included for BRI International, Inc. and Innovex Limited for 1995 and 1994, is based solely on the reports of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Quintiles Transnational Corp. and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            Ernst & Young LLP

January 29, 1997
Raleigh, North Carolina

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                              YEAR ENDED DECEMBER 31,
                                                          --------------------------------
                                                            1996        1995        1994
                                                          --------    --------    --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE
                                                                       DATA)
Professional fee income.................................  $620,117    $397,998    $247,595
  Less reimbursed costs.................................    82,509      74,306      51,695
                                                          --------    --------    --------
Net revenue.............................................   537,608     323,692     195,900
Costs and expenses:
  Direct costs..........................................   272,590     165,313      97,293
  General and administrative expense....................   187,589     113,247      73,432
  Depreciation and amortization.........................    24,780      16,903      10,352
  Non-recurring costs:
     Restructuring costs................................    13,102       2,373          --
     Special pension contribution.......................     2,329       2,329          --
                                                          --------    --------    --------
                                                           500,390     300,165     181,077
                                                          --------    --------    --------
Income from operations..................................    37,218      23,527      14,823
Other income (expense):
  Interest income.......................................     6,947       2,548       1,250
  Interest expense......................................    (9,526)     (3,765)     (2,795)
  Non-recurring transaction costs.......................   (17,118)         --          --
  Other.................................................      (396)       (228)        354
                                                          --------    --------    --------
                                                           (20,093)     (1,445)     (1,191)
                                                          --------    --------    --------
Income before income taxes..............................    17,125      22,082      13,632
Income taxes............................................    11,914       8,181       4,585
                                                          --------    --------    --------
Net income..............................................     5,211      13,901       9,047
Non-equity dividend.....................................      (846)         --          --
                                                          --------    --------    --------
Net income available for common shareholders............  $  4,365    $ 13,901    $  9,047
                                                          ========    ========    ========
Net income per share....................................  $   0.13    $   0.45    $   0.32
                                                          ========    ========    ========
Weighted average shares outstanding.....................    33,714      31,233      28,044
                                                          ========    ========    ========

                            See accompanying notes.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1995
                                                              --------   --------
                                                                (IN THOUSANDS)
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 62,032   $ 80,061
  Accounts receivable and unbilled services.................   178,579    105,124
  Investments...............................................    37,623         --
  Prepaid expenses and other current assets.................    12,656     11,182
                                                              --------   --------
          Total current assets..............................   290,890    196,367
Property and equipment:
  Land, buildings and leasehold improvements................    50,060     41,411
  Equipment and software....................................    68,321     47,239
  Furniture and fixtures....................................    30,314     14,437
  Motor vehicles............................................    29,771     19,557
                                                              --------   --------
                                                               178,466    122,644
  Less accumulated depreciation.............................    54,286     35,288
                                                              --------   --------
                                                               124,180     87,356
Intangible and other assets:
  Intangibles...............................................    66,804     47,965
  Investments...............................................    25,083         --
  Deposits and other assets.................................    11,048      2,954
                                                              --------   --------
                                                               102,935     50,919
                                                              --------   --------
          Total assets......................................  $518,005   $334,642
                                                              ========   ========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Lines of credit...........................................  $  9,013   $  8,667
  Accounts payable..........................................    33,396     18,254
  Accrued expenses..........................................    51,970     33,290
  Unearned income...........................................    77,825     42,986
  Income taxes payable......................................     3,047      2,385
  Current portion of obligations held under capital
     leases.................................................    11,704      7,300
  Current portion of long-term debt.........................     1,897      8,021
  Other current liabilities.................................     6,030      5,444
                                                              --------   --------
          Total current liabilities.........................   194,882    126,347
Long-term liabilities:
  Obligations held under capital leases, less current
     portion................................................     5,407      3,287
  Long-term debt and obligation, less current portion.......   163,285     33,223
  Deferred income taxes.....................................     4,747      3,491
  Other liabilities.........................................     5,336      6,489
                                                              --------   --------
                                                               178,775     46,490
                                                              --------   --------
          Total liabilities.................................   373,657    172,837
Commitments and contingencies
Shareholders' Equity:
  Preferred Stock, par value $.01 per share -- authorized
     25,000,000 shares, none issued and outstanding.........        --         --
  Common Stock and additional paid-in capital, par value
     $.01 per share -- authorized 200,000,000 shares, issued
     and outstanding 33,149,962 and 32,216,251 shares in
     1996 and 1995, respectively............................   139,221    132,223
  Retained earnings.........................................     5,702     29,431
  Other equity..............................................      (575)       151
                                                              --------   --------
          Total shareholders' equity........................   144,348    161,805
                                                              --------   --------
          Total liabilities and shareholders' equity........  $518,005   $334,642
                                                              ========   ========

                            See accompanying notes.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                 EMPLOYEE
                                                                   STOCK
                                                                 OWNERSHIP
                                         ADDITIONAL              PLAN LOAN    CURRENCY
                                COMMON    PAID-IN     RETAINED   GUARANTEE   TRANSLATION
                                STOCK     CAPITAL     EARNINGS    & OTHER    ADJUSTMENTS    TOTAL
                                ------   ----------   --------   ---------   -----------   --------
                                                          (IN THOUSANDS)
Balance, December 31, 1993, as
  previously reported.........   $ 72     $ 26,073    $ 11,380    $(1,567)     $  (838)    $ 35,120
Adjustments for poolings of
  interests...................    108          727       4,240     (1,311)       1,212        4,976
                                 ----     --------    --------    -------      -------     --------
Balance, December 31, 1993....    180       26,800      15,620     (2,878)         374       40,096
Issuance of common stock......     21       36,128          --         --           --       36,149
Principal payments on ESOP
  loan........................     --           --          --        920           --          920
Other equity transactions.....     --         (171)         (6)        --        1,057          880
Net income....................     --           --       9,047         --           --        9,047
                                 ----     --------    --------    -------      -------     --------
Balance, December 31, 1994....    201       62,757      24,661     (1,958)       1,431       87,092
Issuance of common stock......     10       56,893          --         --           --       56,903
Principal payments on ESOP
  loan........................     --           --          --        401           --          401
Common stock issued for
  acquisitions................      4       11,799          31         --           --       11,834
Reduction of liability under
  stock option plan, net of
  tax.........................     --          693          --         --           --          693
Dividends paid by pooled
  entity......................     --           --      (9,162)        --           --       (9,162)
Two-for-one stock split.......    107         (107)         --         --           --           --
Other equity transactions.....     --         (134)         --         --          277          143
Net income....................     --           --      13,901         --           --       13,901
                                 ----     --------    --------    -------      -------     --------
Balance, December 31, 1995....    322      131,901      29,431     (1,557)       1,708      161,805
Common stock issued for
  acquisitions................      3          516         608         --           --        1,127
Issuance of common stock......      7        3,739          --         --           --        3,746
Principal payments on ESOP
  loan........................     --           --          --        420           --          420
Effect due to change in fiscal
  year of pooled company......     --           --         326         --           --          326
Recapitalization of pooled
  entity......................     --         (202)    (29,028)        --           --      (29,230)
Tax benefit from the exercise
  of non-qualified stock
  options.....................     --        2,920          --         --           --        2,920
Non-equity dividend...........     --           --        (846)        --           --         (846)
Other equity transactions.....     --           15          --         45       (1,191)      (1,131)
Net income....................     --           --       5,211         --           --        5,211
                                 ----     --------    --------    -------      -------     --------
Balance, December 31, 1996....   $332     $138,889    $  5,702    $(1,092)     $   517     $144,348
                                 ====     ========    ========    =======      =======     ========

                            See accompanying notes.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31,
                                                              ----------------------------
                                                                1996      1995      1994
                                                              --------   -------   -------
                                                                     (IN THOUSANDS)
Operating activities:
Net income..................................................  $  5,211   $13,901   $ 9,047
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................    25,397    16,903    10,352
  Non-recurring transaction costs...........................    17,118        --        --
  Net gain on sale of property and equipment................      (139)     (140)     (847)
  Provision for deferred income tax expense (benefit).......       731     1,926      (596)
  Change in operating assets and liabilities:
    Accounts receivable and unbilled services...............   (66,205)  (36,231)  (13,512)
    Prepaid expenses and other current assets...............   (11,382)     (834)   (3,477)
    Accounts payable and accrued expenses...................    21,431    17,331    12,348
    Unearned income.........................................    42,777    21,044     1,797
    Income taxes payable and other current liabilities......     2,805       606         8
  Change in fiscal year of pooled entity....................    (9,378)       --        --
  Other.....................................................       (24)      (25)     (335)
                                                              --------   -------   -------
Net cash provided by operating activities...................    28,342    34,481    14,785
Investing activities:
  Proceeds from disposition of property and equipment.......     1,429     4,216     3,158
  Purchase of investments held to maturity..................   (95,939)       --        --
  Maturities of investments held to maturity................    43,345        --        --
  Purchase of investments available for sale................   (19,003)       --        --
  Proceeds from sale of investments available for sale......     8,936        --        --
  Acquisition of property and equipment.....................   (39,143)  (25,716)  (16,073)
  Acquisition of businesses, net of cash acquired...........   (33,352)  (16,571)   (1,357)
  Payment of non-recurring transaction costs................   (11,440)       --        --
  Change in fiscal year of pooled entity....................     2,606        --        --
                                                              --------   -------   -------
Net cash used in investing activities.......................  (142,561)  (38,071)  (14,272)
Financing activities:
  Increase (decrease) in lines of credit, net...............     2,536     3,917      (609)
  Proceeds from issuance of debt............................   139,650       568     1,355
  Repayment of debt.........................................   (56,792)   (1,371)   (4,151)
  Principal payments on capital lease obligations...........    (9,382)   (6,506)   (2,890)
  Issuance of common stock..................................     3,575    56,746    35,378
  Issuance of debt for capitalization of pooled entity......    45,197        --        --
  Recapitalization of pooled entity.........................   (29,230)       --        --
  Non-equity dividend.......................................      (846)       --        --
  Dividend paid by pooled entity............................        --    (9,162)       --
  Change in fiscal year of pooled entity....................     1,399        --        --
  Other.....................................................      (249)   (6,047)      918
                                                              --------   -------   -------
Net cash provided by financing activities...................    95,858    38,145    30,001
Effect of foreign currency exchange rate changes on cash....       332      (119)      572
                                                              --------   -------   -------
(Decrease) increase in cash and cash equivalents............   (18,029)   34,436    31,086
Cash and cash equivalents at beginning of year..............    80,061    45,625    14,539
                                                              --------   -------   -------
Cash and cash equivalents at end of year....................  $ 62,032   $80,061   $45,625
                                                              ========   =======   =======
Supplemental Cash Flow Information:
  Interest paid.............................................  $  9,446   $ 2,644   $ 2,621
  Income taxes paid.........................................    11,523     8,978     4,417
Non-cash Investing and Financing Activities:
  Capitalized leases........................................    12,867    11,544     4,597
  Equity impact of mergers and acquisitions.................   (23,253)   11,803       687

                             See accompanying notes

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The Company

     The Company is a leading provider of comprehensive contract research and sales and marketing services to the worldwide pharmaceutical, biotechnology and medical device industries. Additionally, the Company supports the developing information needs of the broader healthcare industry by providing health economics and healthcare policy consulting and disease and health information management services.

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts and operations of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

     Prior to the Company's November 29, 1996 share exchange with Innovex, Innovex had a fiscal year end of March 31 and the Company had (and continues to have) a fiscal year end of December 31. As a result, the pooled data presented for 1992 through 1995 include Innovex's March 31 fiscal year data in combination with the Company's December 31 fiscal year data. In connection with the share exchange, Innovex changed its fiscal year end to December 31. Accordingly, the pooled data presented for 1996 include both Innovex's and the Company's data on a December 31 year end basis. Because of the difference between Innovex's fiscal year end in 1995 compared with 1996, Innovex's quarter ended March 31, 1996 data are included in the Company's pooled data for both 1995 and 1996.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Foreign Currencies

     Assets and liabilities recorded in foreign currencies on the books of foreign subsidiaries are translated at the exchange rate on the balance sheet date. Revenues, costs and expenses are recorded at average rates of exchange during the year. Translation adjustments resulting from this process are charged or credited to equity. Gains and losses on foreign currency transactions are included in other income (expense).

  Revenue Recognition

     The Company recognizes net revenue from its contracts on a percentage-of-completion or per diem basis as work is performed. The Company's exposure to credit loss is equal to the outstanding accounts receivable and unbilled services balance. Although the Company does not require collateral for unpaid balances, credit losses have consistently been within management's expectations. Certain contracts contain provisions for price redetermination for cost overruns. Such redetermined amounts are included in service revenue when realization is assured and the amounts can be reasonably determined. In the period in which it is determined that a loss will result from the performance of a contract, the entire amount of the estimated ultimate loss is charged against income. One client accounted for 11.9% of consolidated net revenue in 1996.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

  Unbilled Services and Unearned Income

     In general, prerequisites for billings are established by contractual provisions including predetermined payment schedules, the achievement of contract milestones or submission of appropriate billing detail. Unbilled services arise when services have been rendered but clients have not been billed. Similarly, unearned income represents prebillings for services that have not yet been rendered.

  Reimbursed Costs

     Investigator payments are recognized as expense based upon patient enrollment over the life of the contract. Investigator payments are made based on predetermined contractual arrangements, which may differ from the recognition of the expense. Payments to investigators in excess of the expense recognized are classified as prepaid expenses, and recognized expenses in excess of amounts paid are classified as accrued expenses.

  Cash Equivalents and Investments

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company has excluded from cash and cash equivalents in the accompanying balance sheets cash held for clients for investigator payments in the amount of $4.6 million and $3.0 million at December 31, 1996 and 1995, respectively, that pursuant to agreements with these clients, remains the property of the clients.

     The Company's investments in debt and equity securities are classified as held-to-maturity and available for sale. Investments classified as held-to-maturity are recorded at amortized cost. Investments classified as available for sale are measured at market value and net unrealized gains and losses are recorded as a separate component of stockholders' equity until realized. Any gains or losses on sales of investments are computed by specific identification.

  Property and Equipment

     Property and equipment are carried at historical cost and are depreciated using the straight-line method over the shorter of the asset's estimated useful life or the lease term ranging from three to 50 years.

  Intangible Assets

     Intangibles consist principally of the excess cost over the fair value of net assets acquired ("goodwill") and are being amortized on a straight-line basis over periods not exceeding 40 years. Accumulated amortization totaled $10.5 million and $5.2 million at December 31, 1996 and 1995, respectively.

     The carrying values of intangible assets are reviewed if the facts and circumstances suggest impairment. If this review indicates that carrying values will not be recoverable, as determined based on undiscounted cash flows over the remaining amortization period, the Company would reduce carrying values by the estimated shortfall of cash flows.

  Long-Lived Assets

     The Company adopted Financial Accounting Standard Board ("FASB") Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("Statement 121") in the first quarter of 1996. The adoption of Statement 121 had no material effect on the financial statements in 1996.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

  Net Income Per Share

     Net income per share has been computed using the weighted average number of common shares (including the common shares held by the Employee Stock Ownership
Plan) and common share equivalents outstanding during each period. Common equivalent shares are excluded from the computation in periods in which they have an anti-dilutive effect. All share and per share data in the financial statements and notes thereto have been retroactively adjusted to give effect to the two-for-one stock split in November 1995 and to the pooling of interests combinations with BRI and Innovex (see Note 3). For all periods presented, the difference between primary and fully diluted net income per common share is not significant.

  Income Taxes

     Income tax expense includes U.S. and international income taxes. Certain items of income and expense are not reported in tax returns and financial statements in the same year. The tax effects of these differences are reported as deferred income taxes. Tax credits are accounted for as a reduction of tax expense in the year in which the credits reduce taxes payable.

  Research and Development Costs

     Research and development costs relating principally to new software applications and computer technology are charged to expense as incurred. These expenses totaled $2.3 million, $1.9 million and $1.7 million in 1996, 1995 and 1994, respectively.

  Foreign Currency Hedging

     The Company uses foreign exchange contracts and options to hedge the risk of changes in foreign currency exchange rates associated with contracts in which the expenses for providing services are incurred in one currency and paid for by the client in another currency. The Company recognizes changes in value in income only when contracts are settled or options are exercised. At December 31, 1996, the Company had forward contracts maturing on December 29, 1999. As of December 31, 1996, the Company has committed to purchasing approximately L600,000 (approximately $852,000) under such contracts. The Company is obligated to purchase up to an additional L8.6 million through December 28, 1999 in varying amounts as the daily dollar-to-pound exchange rate ranges between 1.5499 and 1.6800.

2. SHAREHOLDERS' EQUITY

     On November 26, 1996, the Company's shareholders approved an increase in the number of authorized shares of the Common Stock from 50,000,000 to 200,000,000.

     On July 25, 1996, the Board of Directors authorized an employee stock purchase plan for all eligible employees effective October 1, 1996. Under the plan, shares of the Company's Common Stock may be purchased at three month intervals at 85% of the lower of the fair market value on the first or the last day of each three month period. Employees may purchase shares having a value not exceeding the lesser of 15% of their gross compensation during an offering period or $25,000. During 1996, employees purchased 4,788 shares at $56.3125 per share. At December 31, 1996, 95,212 shares were reserved for future issuance.

     On April 3, 1996, in anticipation of a planned initial public offering, Innovex was recapitalized by the purchase of the entire issued share capital of Innovex Holdings Limited (the former holding company of the Innovex Group) from its shareholders in exchange for a combination of newly issued Ordinary Shares, Cumulative Participating Preferred Ordinary Shares (the "Preferred Shares"), Vendor Guaranteed Loan Notes (the "Loan Notes") and cash. In exchange for its holdings in Innovex Holdings Limited, the

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES principal shareholder received 67,994,225 newly issued Ordinary Shares of Innovex Limited, approximately $26.0 million of Loan Notes and approximately $2.4 million of cash. In exchange for their respective holdings, certain investors received 14,285,720 newly issued Preferred Shares, and certain members of management received 4,637,080 Ordinary Shares. In connection with the Preferred Shares, the Company paid $846,000 of non-equity dividends in 1996. Prior to the recapitalization, Innovex paid a dividend of $9.2 million to the principal shareholder and made a special pension contribution of $2.3 million. In connection with the Innovex merger, the Company has paid off $56.8 million of Innovex obligations.

     On October 4, 1995, the Company completed a stock offering of 3,500,000 shares of its Common Stock. Of the shares sold, 2,019,960 shares were sold by the Company and 1,480,040 shares by certain selling shareholders. The offering provided the Company with approximately $55.9 million, net of expenses.

     On October 16, 1995, the Board of Directors authorized a two-for-one split of the Company's Common Stock in the form of a 100% stock dividend. A total of 10,678,575 shares of Common Stock were issued in connection with the split. The stated par value of each share was not changed from $.01. A total of $107,000 was reclassified from additional paid in capital to Common Stock. All references in the financial statements to number of shares, per share amounts, stock option data and market prices of Common Stock have been restated to retroactively reflect the stock split.

3. MERGERS AND ACQUISITIONS

     On November 29, 1996, the Company acquired 100% of the outstanding stock of Innovex, an international contract pharmaceutical organization based in Marlow, United Kingdom, for 9,214,239 shares of the Company's Common Stock and the exchange of options to purchase 786,226 shares of the Company's Common Stock. On November 22, 1996, the Company acquired BRI, a global contract research organization, through an exchange of 100% of BRI's stock for 1,614,862 shares of the Company's Common Stock. Related to the Innovex and BRI transactions, the Company recognized approximately $17.1 million in non-recurring transaction costs and approximately $10.7 million in non-recurring restructuring costs. Both transactions were accounted for by the pooling of interests method.

     Included in the consolidated statements of income for the year ended December 31, 1996, are the following results of the previously separate companies.

                                                       YEAR ENDED DECEMBER 31, 1996
                                              -----------------------------------------------
               (IN THOUSANDS)                 COMPANY     INNOVEX       BRI      CONSOLIDATED
               --------------                 --------    --------    -------    ------------
Net revenue.................................  $259,476    $218,891    $59,241      $537,608
Net income (loss) available for common
  shareholders..............................  $  2,437    $  2,392    $  (464)     $  4,365

     The following are reconciliations of net revenue and net income available for common shareholders previously reported by the Company for the years ended December 31, 1995 and 1994, with the combined amounts currently presented in the financial statements for those years:

                                                       YEAR ENDED DECEMBER 31, 1995
                                              -----------------------------------------------
               (IN THOUSANDS)                 COMPANY     INNOVEX       BRI      CONSOLIDATED
               --------------                 --------    --------    -------    ------------
Net revenue.................................  $156,437    $129,055    $38,200      $323,692
Net income available for common
  shareholders..............................  $ 11,259    $  1,641    $ 1,001      $ 13,901

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

                                                        YEAR ENDED DECEMBER 31, 1994
                                                ---------------------------------------------
                (IN THOUSANDS)                  COMPANY    INNOVEX      BRI      CONSOLIDATED
                --------------                  -------    -------    -------    ------------
Net revenue...................................  $90,067    $81,063    $24,770      $195,900
Net income available for common
  shareholders................................  $ 6,672    $ 2,083    $   292      $  9,047

     On May 13, 1996, the Company acquired the operating assets of Lewin-VHI, Inc., a healthcare consulting company, for approximately $30 million in cash. The Company recorded approximately $20 million related to the excess cost over the fair value of net assets acquired. The acquisition was accounted for as a purchase and accordingly, the consolidated financial statements include the results of operations of the business from the date of acquisition.

     In addition to the above mergers and acquisitions, the Company has completed other mergers and acquisitions all of which are immaterial to the consolidated financial statements.

4. CREDIT ARRANGEMENTS AND OBLIGATIONS

     On May 23, 1996, the Company completed a private placement of $143.75 million of 4.25% Convertible Subordinated Notes ("Notes") due May 31, 2000. Net proceeds to the Company amounted to approximately $139.7 million. The Notes are convertible into 1,737,160 shares of Common Stock, at the option of the holder, at a conversion price of $82.75 per share, subject to adjustment under certain circumstances, at any time after August 21, 1996. The Notes are redeemable, at the option of the Company, beginning May 31, 1999. Interest is payable on the notes semi-annually on May 31 and November 30 each year.

     The Company has a $15 million unsecured line of credit agreement with a bank. The line of credit is available through February 1997, and it is guaranteed by the Company's domestic subsidiaries. Interest is charged either at the LIBOR rate (5.5625% at December 31, 1996), plus 1.25% to 1.85% or the bank's prime rate (8.25% at December 31, 1996), at the option of the Company, and the interest rate is established every 90 days. At December 31, 1996 and 1995, there was no outstanding balance on the line of credit.

     The Company also has a $4 million line of credit with a second U.S. bank. The line of credit is available through June 30, 1997 and interest is charged at the bank's prime rate (currently 8.25%). The line of credit had an outstanding balance of $0 and $2.6 million at December 31, 1996 and 1995, respectively.

     The Company has L6.0 million (approximately $10 million) line of credit which is guaranteed by the Company's United Kingdom subsidiaries. The line of credit is available through March 31, 1997. Interest is charged at the bank's base rate (6.0% at December 31, 1996), plus 1.25%, with a minimum of 5.75%. The line of credit had an outstanding balance of $6.6 million and $160,000 at December 31, 1996 and 1995, respectively.

     The Company has a L5.0 million (approximately $8.5 million) line of credit with a second U.K. bank. The line of credit is available through April 1997 and is charged interest at the bank's published base rate (6.0% at December 31, 1996) plus 1.5%. The line of credit had an outstanding balance of $2.4 million and $5.9 million at December 31, 1996 and 1995, respectively.

     In March, 1995, Quintiles Scotland Limited, a wholly-owned subsidiary of the Company, acquired assets of a drug development facility in Edinburgh, Scotland from Syntex Pharmaceuticals Limited, a member of the Roche group based in Basel, Switzerland for a purchase commitment valued at approximately $21.8 million, with payment due in December 1999.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

     Long-term debt and obligation consist of the following (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                                1996      1995
                                                              --------   -------
4.25% Convertible Subordinated Notes due 2000...............  $143,750   $    --
Employee Stock Ownership Plan notes payable, due 1997.......     1,138     1,556
Other notes payable.........................................     1,953     9,459
Loan stock at 10% (15.1% effective interest rate)...........        --    10,715
Long-term obligation........................................    21,823    19,514
                                                              --------   -------
                                                               168,664    41,244
          Less: current portion.............................     1,897     8,021
                unamortized issuance costs..................     3,482        --
                                                              --------   -------
                                                              $163,285   $33,223
                                                              ========   =======

     Maturities of long-term debt and obligation at December 31, 1996 are as follows (in thousands):

1997........................................................  $  1,897
1998........................................................       697
1999........................................................    22,161
2000........................................................   143,854
2001........................................................        55
                                                              --------
                                                              $168,664
                                                              ========

5. INVESTMENTS

     The following is a summary of held-to-maturity securities and available-for-sale securities by contractual maturity where applicable (in thousands):

                                                            GROSS        GROSS
                                              AMORTIZED   UNREALIZED   UNREALIZED   MARKET
HELD-TO-MATURITY SECURITIES:                    COST        GAINS        LOSSES      VALUE
----------------------------                  ---------   ----------   ----------   -------
U.S. Government Securities --
  Maturing in one year or less..............   $ 5,707     $    --      $    --     $ 5,707
  Maturing between one and three years......     9,951          --           --       9,951
State and Municipal Securities --
  Maturing in one year or less..............    22,327          --           --      22,327
  Maturing between one and three years......     5,065          --           --       5,065
Other.......................................     8,564          --           --       8,564
                                               -------     -------      -------     -------
                                               $51,614     $    --      $    --     $51,614
                                               =======     =======      =======     =======

                                                           GROSS        GROSS
                                                         UNREALIZED   UNREALIZED   MARKET
AVAILABLE-FOR-SALE SECURITIES:                  COST       GAINS        LOSSES      VALUE
------------------------------                 -------   ----------   ----------   -------
U.S. Government Securities -- Maturing
  between one and three years................  $10,008      $59          $--       $10,067
Money Funds..................................    1,019        6           --         1,025
                                               -------      ---          ---       -------
                                               $11,027      $65          $--       $11,092
                                               =======      ===          ===       =======

     Differences between cost and market of $65,000 (less deferred taxes of $20,190) were credited to shareholders' equity.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

6. ACCOUNTS RECEIVABLE AND UNBILLED SERVICES

     Accounts receivable consist of the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1995
                                                              --------   --------
Trade:
  Billed....................................................  $117,196   $ 63,163
  Unbilled services.........................................    52,772     35,610
                                                              --------   --------
                                                               169,968     98,773
Other.......................................................    10,657      7,105
Less allowance for doubtful accounts........................    (2,046)      (754)
                                                              --------   --------
                                                              $178,579   $105,124
                                                              ========   ========

     The Company provides professional services involved in the development, testing, approval, sale and marketing of new drugs. Substantially all of the Company's accounts receivable are due from companies in the pharmaceutical and biotechnology industries located in the Americas and Europe. The percentage of accounts receivable and unbilled services by region is as follows:

                                                              DECEMBER 31,
                                                              -------------
REGION                                                        1996    1995
------                                                        -----   -----
Americas....................................................    45%     41%
Europe......................................................    53      57
Asia-Pacific................................................     2       2
                                                               ---     ---
                                                               100%    100%
                                                               ===     ===

7. ACCRUED EXPENSES

     Accrued expenses consist of the following (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1995
                                                              -------    -------
Compensation and payroll taxes..............................  $21,829    $15,378
Transaction and restructuring costs.........................   16,047         --
Other.......................................................   14,094     17,912
                                                              -------    -------
                                                              $51,970    $33,290
                                                              =======    =======

8. LEASES

     The Company leases certain office space and equipment under operating leases. The leases expire at various dates through 2049 with options to cancel certain leases at five-year increments. Some leases contain renewal options. Annual rental expenses under these agreements were approximately $20.6 million, $10.1 million and $7.0 million for the years ended December 31, 1996, 1995 and 1994, respectively. The Company leases certain assets, primarily vehicles, under capital leases. Capital lease amortization is included with depreciation and amortization expense and accumulated depreciation in the accompanying financial statements.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

     The following is a summary of future minimum payments under capitalized leases and under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1996 (in thousands):

                                                              CAPITAL    OPERATING
                                                              LEASES      LEASES
                                                              -------    ---------
1997........................................................  $12,959     $23,015
1998........................................................    5,675      20,101
1999........................................................       50      13,091
2000........................................................        4       7,709
2001........................................................        4       4,738
Thereafter..................................................       --      17,170
                                                              -------     -------
Total minimum lease payments................................   18,692     $85,824
                                                                          =======
Amounts representing interest...............................    1,581
                                                              -------
Present value of net minimum payments.......................   17,111
Current portion.............................................   11,704
                                                              -------
Long-term capital lease obligations.........................  $ 5,407
                                                              =======

9. INCOME TAXES

     The U.S.-based and U.K.-based subsidiaries file consolidated tax returns in the U.S. and U.K., respectively. The other foreign subsidiaries are taxed separately under the laws of their respective countries. Income before income taxes from foreign operations was approximately $20 million, $8 million and $5 million for the years 1996, 1995 and 1994, respectively.

     The components of income tax expense are as follows (in thousands):

                                                             YEAR ENDED DECEMBER 31,
                                                            -------------------------
                                                             1996      1995     1994
                                                            -------   ------   ------
Current:
  Federal.................................................  $ 4,530   $4,133   $3,123
  State...................................................    1,645      829      719
  Foreign.................................................    4,483    1,440    1,328
                                                            -------   ------   ------
                                                             10,658    6,402    5,170
Deferred expense (benefit):
  Federal.................................................     (682)     598     (854)
  Foreign.................................................    1,938    1,181      269
                                                            -------   ------   ------
                                                            $11,914   $8,181   $4,585
                                                            =======   ======   ======

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

     The Company's consolidated effective tax rate differed from the statutory rate as set forth below (in thousands):

                                                             YEAR ENDED DECEMBER 31,
                                                            -------------------------
                                                             1996      1995     1994
                                                            -------   ------   ------
Federal taxes at statutory rate...........................  $ 5,992   $7,507   $4,669
State and local income taxes net of federal benefit.......      980      635      496
Non-deductible transaction costs..........................    4,761       --       --
Foreign earnings taxed at different rates.................     (135)      13     (118)
Foreign losses for which no benefit has been recognized...       --      646      404
Utilization of net operating loss carryforwards...........       --   (1,520)  (1,244)
Other.....................................................      316      900      378
                                                            -------   ------   ------
                                                            $11,914   $8,181   $4,585
                                                            =======   ======   ======

     Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $19 million at December 31, 1996. Those earnings are considered to be indefinitely reinvested, and accordingly, no U.S. federal and state income taxes have been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various countries.

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are presented below (in thousands):

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1995
                                                              -------   -------
Deferred tax liabilities:
  Depreciation and amortization.............................  $16,359   $ 6,945
  Prepaid expenses..........................................    1,034       573
  Other.....................................................      213       560
                                                              -------   -------
Total deferred tax liabilities..............................   17,606     8,078
Deferred tax assets:
  Net operating loss carryforwards..........................    7,028     5,745
  Accrued expenses and unearned income......................    5,345       928
  Benefit plans.............................................      675     2,512
  Non-deductible transaction costs..........................    2,206        --
  Other.....................................................    2,445       866
                                                              -------   -------
Total deferred tax assets...................................   17,699    10,051
Valuation allowance for deferred tax assets.................   (4,840)   (5,464)
                                                              -------   -------
Net deferred tax assets.....................................   12,859     4,587
                                                              -------   -------
Net deferred tax liabilities................................  $ 4,747   $ 3,491
                                                              =======   =======

     The decrease in the Company's valuation allowance for deferred tax assets from $5,464,000 at December 31, 1995 to $4,840,000 at December 31, 1996 is
primarily due to the net operating losses utilized in 1996 which had been fully reserved in prior years.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

     The Company's deferred income tax expense (benefit) results from the following (in thousands):

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                              1996      1995    1994
                                                             -------   ------   -----
Excess (deficiency) of tax over financial reporting:
  Depreciation and amortization............................  $ 9,414   $1,681   $ 793
  Net operating loss carryforwards.........................   (1,907)   1,025    (550)
  Accrued expenses and unearned income.....................   (4,417)     110    (374)
  Benefit plans............................................       --     (656)     --
  Other items, net.........................................   (1,834)    (381)   (454)
                                                             -------   ------   -----
                                                             $ 1,256   $1,779   $(585)
                                                             =======   ======   =====

     The U.K. subsidiaries qualify for Scientific Research Allowances (SRAs) for 100% of capital expenditures on certain assets under the Inland Revenue Service guidelines. For 1996, 1995 and 1994, these allowances were $11 million, $6 million and $3 million, respectively, which helped to generate net operating loss carryforwards of $3 million to be used to offset taxable income in that country. Assuming the U.K. subsidiaries continue to invest in qualified capital expenditures at an adequate level, the portion of the deferred tax liability relating to the U.K. subsidiaries may be deferred indefinitely. Quintiles Transnational has state net operating loss carryforwards of approximately $10 million which begin to expire in 2001. Innovex has German net operating loss carryforwards that do not expire of $10 million to be used to offset taxable income in that country. In addition, Innovex, Inc. has U.S. net operating loss carryforwards of approximately $5 million which will expire beginning 2005.

10. EMPLOYEE BENEFIT PLANS

     The Company has numerous employee benefit plans for which contributions are discretionary. Plans exist in the United States, Germany, the United Kingdom, Ireland, Belgium, France, and Australia which cover substantially all eligible employees in those countries. Plans include Approved Profit Sharing Schemes in Great Britain and Ireland which are funded with Company stock, a defined contribution plan funded by Company stock in Belgium and Australia, defined contribution plans in Great Britain, a profit sharing scheme in France, and defined benefit plans in Great Britain and Germany. The defined benefit plan in Germany is an unfunded plan which is provided for in the balance sheet.

     The Company has two leveraged Employee Stock Ownership Plans ("ESOPs") which provide benefits to eligible employees. Contributions and related compensation expenses for these plans totaled $585,000, $734,000, and $174,000 in 1996, 1995 and 1994, respectively. Interest paid by the Company on the ESOP loan was approximately $130,000, $157,000, and $179,000 for 1996, 1995, and
1994, respectively. Shares allocated to participants totaled 938,000 at December 31, 1996. Unallocated shares totaled 178,000 as of December 31, 1996 with a fair value of $11,820,000.

     The Company has two employee savings and investment plans (401(k) Plans) available to all eligible employees meeting certain specified criteria. The Company matches employee deferrals at varying percentages, set at the discretion of the Board of Directors. For the years ended December 31, 1996, 1995 and 1994, the Company expensed $539,000, $177,000 and $0, respectively as matching contributions.

     On July 25, 1996, the Company's Board of Directors adopted the Quintiles Transnational Corp. Employee Stock Purchase Plan (the "Purchase Plan") which is intended to provide eligible employees an opportunity to acquire the Company's Common Stock. Participating employees have the option to purchase shares at 85% of the lower of the closing price per share of Common Stock on the first or last day of the calendar quarter. The Purchase Plan is intended to qualify as an "employee stock purchase

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The Board of Directors has reserved 100,000 shares of Common Stock for issuance under the Purchase Plan. As of December 31, 1996, 4,788 shares were purchased under the Purchase Plan at a cost of $56.3125 per share.

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     The Company has stock option plans to provide incentives to eligible employees, officers, and directors in the form of incentive stock options, non-qualified stock options, stock appreciation rights, and restricted stock. The Board of Directors determines the option price (not to be less than fair market value of incentive options) at the date of grant. The majority of options, granted under the Executive Compensation Plan, typically vest twenty five percent per year over four years, and expire ten years from the date of grant. Other options including options granted and exchanged as a result of acquisitions have various vesting schedules and expiration periods.

     Information with respect to the consolidated option plans is as follows:

                                                                       WEIGHTED AVERAGE
                                                            NUMBER      EXERCISE PRICE
                                                           ---------   ----------------
Options outstanding January 1, 1994......................    633,958        $ 5.70
  Granted................................................    276,400         12.72
  Exercised..............................................     (9,666)         3.37
  Canceled...............................................    (82,586)         6.47
                                                           ---------
Outstanding at December 31, 1994.........................    818,106          8.14
  Granted................................................    552,655         27.98
  Exercised..............................................   (155,870)         5.15
  Canceled...............................................    (19,580)        10.33
                                                           ---------
Outstanding at December 31, 1995.........................  1,195,311         17.13
  Granted................................................  2,070,866         68.60
  Exercised..............................................   (656,005)         5.06
  Canceled...............................................   (205,840)        72.64
                                                           ---------
Outstanding at December 31, 1996.........................  2,404,332         31.92
                                                           =========

     Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995: risk-free interest rate of 6%; dividend yields of 0%; volatility factors of the expected market price of the Company's Common Stock of 0.4; and an average expected life of the option of one year from the date of vesting.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

     For options outstanding and exercisable at December 31, 1996 the following number of options, range of exercise prices, weighted average exercise prices and weighted average contractual lives existed:

                       OPTIONS OUTSTANDING                               OPTIONS EXERCISABLE
------------------------------------------------------------------   ----------------------------
NUMBER OF                      WEIGHTED AVERAGE   WEIGHTED AVERAGE   NUMBER OF   WEIGHTED AVERAGE
 OPTIONS     EXERCISE PRICE     EXERCISE PRICE    CONTRACTUAL LIFE    OPTIONS     EXERCISE PRICE
---------   ----------------   ----------------   ----------------   ---------   ----------------
  214,596   $0.015 - $2.07          $ 1.40              6.6            214,596        $ 1.40
  262,106   $2,615 - $6.45            5.20              4.9            262,106          5.20
  319,072   $8.635 - $12.625          9.59              6.3            308,572          9.61
  389,556   $13.24 - $19.00          16.08              7.1            245,056         14.48
  165,691   $21.375 - $31.50         28.77              8.8             64,298         28.83
  512,641   $41.00 - $61.31          48.82              8.6             48,144         41.15
  480,920   $62.50 - $66.25          65.86              8.0            107,022         65.65
   59,750   $68.50 - $77.00          75.24              6.7             14,711         77.00
---------                                                            ---------
2,404,332                           $31.92              7.3          1,264,505        $15.95
=========                                                            =========

     The Black-Scholes valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are transferable. In addition, the option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The grant date Black-Scholes value of the options for 1996 was $10,900,000. Of this amount, $7,145,000 relates to options issued and exchanged to employees of acquired companies. The remaining $3,755,000 relates to Quintiles options, representing 7% of operating income. The Black-Scholes value of the options for 1995 was $739,000 which includes $85,000 relating to acquired companies.

     The Company's pro forma information follows (in thousands except for (loss) earnings per share information):

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1995
                                                              -------   -------
Net income available for common shareholders................  $ 4,365   $13,901
Pro forma (loss) net income available for common
  shareholders..............................................   (6,535)   13,162
Pro forma (loss) earnings per share.........................  $ (0.20)  $  0.42

     The effects on net income available for common shareholders and earnings per share are not likely to be representative of the effects on reported net income for future years since 1995 reflects expense for only one year's vesting.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

11. OPERATIONS

     The following table presents the Company's operations by geographical location (in thousands):

                                                        1996       1995       1994
                                                      --------   --------   --------
Net revenue:
  Americas..........................................  $235,572   $132,199   $ 84,231
  Europe............................................   289,325    184,506    108,468
  Asia-Pacific......................................    12,711      6,987      3,201
                                                      --------   --------   --------
                                                      $537,608   $323,692   $195,900
                                                      ========   ========   ========
Income (loss) from operations:
  Americas..........................................  $ 15,228   $ 11,951   $  7,138
  Europe............................................    21,974     12,016      8,008
  Asia-Pacific......................................        16       (440)      (323)
                                                      --------   --------   --------
                                                      $ 37,218   $ 23,527   $ 14,823
                                                      ========   ========   ========
Identifiable assets:
  Americas..........................................  $267,512   $152,857   $ 96,308
  Europe............................................   241,549    176,609     94,979
  Asia-Pacific......................................     8,944      5,176      2,279
                                                      --------   --------   --------
                                                      $518,005   $334,642   $193,566
                                                      ========   ========   ========

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

12. PRO FORMA QUARTERLY FINANCIAL DATA (UNAUDITED)

     Prior to the Innovex merger, Innovex had a March 31 fiscal year. The pro forma unaudited quarterly financial data presented below reflect the financial results of the combined companies on a calendar year basis including nonrecurring costs. The non-recurring costs consist of transaction and restructuring costs of $27.8 million in the fourth quarter of 1996 and $4.7 million of one-time restructuring costs and special pension contribution in the first quarter of 1996. The Company's Consolidated Statements of Income contained herein reports financial results on a fiscal year basis (which includes Innovex results for the quarter ended March 31, 1996 in both 1995 and 1996 fiscal years). The following pro forma quarterly financial information reflects actual calendar quarter results of operations (in thousands, except for per share data):

                                               YEAR ENDED DECEMBER 31, 1996
                             -----------------------------------------------------------------
                                 FIRST            SECOND           THIRD            FOURTH
                                QUARTER          QUARTER          QUARTER          QUARTER
                             --------------   --------------   --------------   --------------
Net revenue................  $      110,592   $      127,416   $      137,498   $      162,102
Income from operations.....           7,042           11,519           13,396            5,261
Net income (loss) available
  for common
  shareholders.............           4,436            6,884            7,831          (14,786)
Earnings (loss) per
  share....................  $         0.13   $         0.20   $         0.23   $        (0.45)
Range of stock prices......  $37.000-69.250   $56.500-82.000   $52.500-83.250   $58.250-83.250

                                               YEAR ENDED DECEMBER 31, 1995
                             -----------------------------------------------------------------
                                 FIRST            SECOND           THIRD            FOURTH
                                QUARTER          QUARTER          QUARTER          QUARTER
                             --------------   --------------   --------------   --------------
Net revenue................  $       62,409   $       72,822   $       78,546   $       89,032
Income from operations.....           6,077            5,140            5,921            8,590
Net income available for
  common shareholders......           4,190            2,647            3,645            5,665
Earnings per share.........  $         0.14   $         0.09   $         0.12   $         0.17
Range of stock prices......  $14.500-19.438   $17.250-24.125   $22.000-32.125   $26.250-46.000

     The following pro forma quarterly financial information reflects actual calendar quarter results of operations excluding non-recurring costs (in thousands):

                                          YEAR ENDED DECEMBER 31, 1996
                                    -----------------------------------------
                                     FIRST      SECOND     THIRD      FOURTH
                                    QUARTER    QUARTER    QUARTER    QUARTER
                                    --------   --------   --------   --------
Net revenue.......................  $110,592   $127,416   $137,498   $162,102
Income from operations............    11,744     11,519     13,396     15,990
Net income available for common
  shareholders....................     8,024      6,884      7,831      9,382

                                        YEAR ENDED DECEMBER 31, 1995
                                    -------------------------------------
                                     FIRST    SECOND     THIRD    FOURTH
                                    QUARTER   QUARTER   QUARTER   QUARTER
                                    -------   -------   -------   -------
Net revenue.......................  $62,409   $72,822   $78,546   $89,032
Income from operations............    6,077     5,140     5,921     8,590
Net income available for common
  shareholders....................    4,190     2,647     3,645     5,665

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(c)      EXHIBITS

    Exhibit No.             Description of Exhibit
    -----------             ----------------------
    23.01                   Consent of Independent Auditors
    27.01                   Financial Data Schedule

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              QUINTILES TRANSNATIONAL CORP.


                                              By: /s/ Rachel R. Selisker
                                                  ------------------------------
Dated: February 7, 1997                           Rachel R. Selisker
                                                  Chief Financial Officer